Exhibit 99.1

CONTACT: INVESTOR RELATIONS

Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.

spatializeraudiolabs@yahoo.com
SPATIALIZER AUDIO LABORATORIES ANNOUNCES
YEAR END AND FOURTH QUARTER FINANCIAL
RESULTS
Los Angeles, Calif., March 31, 2008- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) (the “Company”) announced its financial results for the fourth quarter and fiscal year ended December 31, 2007.
     Revenues increased to $751,000 for the year ended December 31, 2007 compared to $333,000 for the year ended December 31, 2006, an increase of 216%. Revenues are almost entirely comprised of royalties pertaining to a one time agreement extension of the licensing of Spatializer® audio signal processing algorithms. Revenue in the fourth quarter ended December 31, 2007 was $0, compared to revenue of $72,000 in the comparable period last year. The decline in revenue results from the sale of all revenue producing assets in July 2007.
     Net income was $807,000 ($0.01 basic and diluted per share)for the year ended December 31, 2007 compared to net loss of $353,000 (($0.01) basic per share) for the year ended December 31, 2006. Net income for the current period is primarily the result of the sale of assets, a one time licensing extension and lower operating expenses. The net loss in the fourth quarter ended December 31, 2007 was ($48,000), ($0.00 per share basic) ,compared to a net loss of $54,000, ($0.00 per share basic), in the comparable period last year. The reduced net loss results from sharply reduced expenses, partially offset by no gross margin in the current period as a result of the asset sale earlier in the year.
     At December 31, 2007, the Company had $582,000 in cash and cash equivalents, as compared to $229,000 at December 31, 2006. The increase in cash resulted primarily from the asset sale and stock sale. The Company also had $1,000,000 in a certificate of deposit at Citibank which matured in February 2008. The Company had working capital of $1,557,000 at December 31, 2007 as compared with working capital of $242,000 at December 31, 2006.

   About Spatializer
     Spatializer Audio Laboratories Inc. was a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology has been incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. The Company has ceased operations and is awaiting stockholder approval for the sale of its assets. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at spatializeraudiolabs@yahoo.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.
-more-

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$582,019	$228,940
Short-Term Investments	1,000,000	0
Accounts Receivable	0	74,828
Prepaid Expenses and Other Current Assets	22,989	25,073

Total Current Assets	1,605,008	328,841
Property and Equipment, Net	0	3,477
Intangible Assets, Net Held for Sale	0	131,258

Total Assets	$1,605,008	$463,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes Payable	9,680	9,670
Accounts Payable	900	32,136
Accrued Wages and Benefits	1,323	3,169
Accrued Professional Fees	36,000	41,900
Accrued Commissions	0	200
Accrued Expenses	0	0

Total Current Liabilities	47,903	87,075

Commitments and Contingencies

Stockholders’ Equity (Deficit):

Common shares, $0.01 par value; 300,000,000 shares authorized; 65,000,000 and 48,763,383 shares issued and outstanding at December 31, 2007 and 2006, respectively	650,000	487,634
Additional Paid-In Capital	46,634,856	46,423,893
Accumulated Deficit	(45,727,751)	(46,535,026)

Total Stockholders’ Equity	1,557,105	376,501

Total Liabilities and Stockholders’ Equity	$1,605,008	$463,576

See accompanying notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
Revenues:
Royalty Revenues	$750,706	$333,201	$1,192,447
Cost of Revenues	63,269	897	106,062

	687,437	332,304	1,086,385

Operating Expenses:
General and Administrative	433,667	526,865	670,124
Research and Development	0	157,739	354,138
Sales and Marketing	0	1,241	152,473

	433,667	685,845	1,176,735

Operating Income (Loss)	253,770	(353,541)	(90,350)

Interest Income	40,740	6,730	13,230
Interest Expense	(2,311)	(2,266)	(5,269)
Gain On Sale of Assets	515,077	0	0
Other Income (Expense), Net	0	1,251	0

	553,506	5,715	7,961

Income (Loss) Before Income Taxes	807,276	(347,826)	(82,389)
Income Taxes	0	(4,800)	874

Net Income (Loss)	$807,276	$(352,626)	$(81,515)

Basic and Diluted Income (Loss) per Share:	$.01	$(.01)	$(.00)

Weighted-Average Shares Outstanding	59,884,354	48,763,385	46,990,059

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